As filed with the Securities and Exchange Commission on November 25, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Coherus BioSciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	27-3615821
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

201 Redwood Shores Parkway, Suite 200

Redwood City, CA 94065

(650) 649-3530

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

BioGenerics, Inc. 2010 Equity Incentive Plan, as amended

Coherus BioSciences, Inc. 2014 Equity Incentive Award Plan

Coherus BioSciences, Inc. 2014 Employee Stock Purchase Plan

(Full Title of the Plan)

Dennis M. Lanfear

President and Chief Executive Officer

Coherus BioSciences, Inc.

201 Redwood Shores Parkway, Suite 200

Redwood City, CA 94065

(650) 649-3530

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan C. Mendelson, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025-1008

Telephone: (650) 328-4600

Facsimile: (650) 463-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	5,719,166(2)	$2.439(3)	$13,949,045.88	$1,620.88
Common Stock, par value $0.0001 per share	320,000(4)	$13.07(5)	$4,182,400.00	$486.00
Common Stock, par value $0.0001 per share	2,703,641(6)	$13.07(7)	$35,336,587.87	$4,106.11
Total	8,742,807		$53,468,033.75	$6,212.99

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the BioGenerics, Inc. 2010 Equity Incentive Plan as amended (the “2010 Plan”), the Coherus BioSciences, Inc. 2014 Equity Incentive Award Plan (the “2014 Plan”) and the Coherus BioSciences, Inc. 2014 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.

(2)	Represents 5,719,166 shares of common stock subject to outstanding awards under the 2010 Plan as of November 24, 2014. There are no shares reserved for future awards under the 2010 Plan. Any such shares of common stock that are subject to awards under the 2010 Plan which are forfeited or lapse unexercised and which are not issued under the 2010 Plan will be available for issuance under the 2014 Plan. See footnote 6 below.

(3)	This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. For the 5,719,166 shares of common stock reserved for issuance upon the exercise of outstanding awards granted under the 2010 Plan, the Proposed Maximum Offering Price Per Share is $2.439 per share, which is the weighted average exercise price of outstanding awards granted under the 2010 Plan.

(4)	Represents 320,000 shares of common stock available for future issuance under the ESPP as of November 24, 2014.

(5)	This estimate is made pursuant to Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $13.07, which is the average of the high and low prices for the Registrant’s common stock as reported on The NASDAQ Global Market on November 21, 2014.

(6)	Represents 2,703,641 shares of common stock available for future grant under the 2014 Plan as of November 12, 2014, which number consists of (a) 2,300,000 shares of common stock initially reserved for future grants under the 2014 Plan and (b) 403,641 shares of common stock previously available for issuance under the 2010 Plan that have become available for issuance under the 2014 Plan as of November 24, 2014. To the extent outstanding awards under the 2010 Plan are forfeited or lapse unexercised and are not issued under the 2010 Plan, the shares of common stock subject to such awards will be available for future grant under the 2014 Plan.

(7)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the 2014 Plan are based on the average of the high and the low price of Registrant’s Common Stock as reported on The NASDAQ Global Market on November 21, 2014.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Coherus BioSciences, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on September 25, 2014, relating to the registration statement on Form S-1, as amended (No. 333-198936), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The Registrant’s Current Report on Form 8-K (No. 36721 as filed with the SEC on November 13, 2014); and

(c)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-36721), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 3, 2014, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Latham & Watkins LLP, counsel to the Registrant, and certain attorneys and investment funds affiliated with the firm collectively own 5,129 shares of Registrant’s common stock.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duties of care as directors. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. We have also entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index to this Registration Statement is incorporated herein by reference as the list of exhibits required as part of this Registration Statement.

Item 9.	Undertakings.

1.	The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2.	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on November 25, 2014.

COHERUS BIOSCIENCES, INC.

By:	/s/ Dennis M. Lanfear
Dennis M. Lanfear President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Dennis M. Lanfear and Jean-Frédéric Viret, Ph.D., and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Dennis M. Lanfear	Chairman, President and Chief Executive Officer (Principal Executive Officer)	November 25, 2014
Dennis M. Lanfear

/s/ Jean-Frédéric Viret, Ph.D.	Chief Financial Officer (Principal Financial Officer)	November 25, 2014
Jean-Frédéric Viret, Ph.D.

/s/ Michael A. Nazak	Senior Vice President Finance & Administration (Principal Accounting Officer)	November 25, 2014
Michael A. Nazak

/s/ James I. Healy, M.D., Ph.D.	Director	November 25, 2014
James I. Healy, M.D., Ph.D.

/s/ V. Bryan Lawlis, Ph.D.	Director	November 25, 2014
V. Bryan Lawlis, Ph.D.

/s/ Christos Richards	Director	November 25, 2014
Christos Richards

/s/ Ali J. Satvat	Director	November 25, 2014
Ali J. Satvat

/s/ August J. Troendle, M.D.	Director	November 25, 2014
August J. Troendle, M.D.

	Director	November 25, 2014
Mats Wahlström

	Director	November 25, 2014
Mary T. Szela

Exhibit No.	Description of Exhibits

4.1	Amended and Restated Certificate of Incorporation of Coherus BioSciences, Inc.(1)

4.2	Amended and Restated Bylaws of Coherus BioSciences, Inc.(2)

4.3	Specimen Common Stock Certificate.(3)

4.4	Third Amended and Restated Investor Rights Agreement, dated as of May 9, 2014 by and among Coherus BioSciences, Inc. and certain investors named therein.(4)

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in the signature page to this registration statement).

99.1	BioGenerics, Inc. 2010 Stock Plan, as amended.(5)

99.2	Form of Stock Option Grant Notice and Stock Option Agreement under the 2010 Stock Plan, as amended.(6)

99.3	Coherus BioSciences, Inc. 2014 Equity Incentive Award Plan.(7)

99.4	Form of Stock Option Grant Notice and Stock Option Agreement under the 2014 Equity Incentive Award Plan.(8)

99.5	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the 2014 Equity Incentive Award Plan.(9)

99.6	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the 2014 Equity Incentive Award Plan.(10)

99.7	Coherus BioSciences, Inc. 2014 Employee Stock Purchase Plan.(11)

(1)	Previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 13, 2014 (File No. 001-36721) and incorporated by reference herein.

(2)	Previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 13, 2014 (File No. 001-36721), and incorporated by reference herein.

(3)	Previously filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, as amended, originally filed with the SEC on September 25, 2014 (File No. 333-198936), and incorporated by reference herein.

(4)	Previously filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1, as amended, originally filed with the SEC on September 25, 2014 (File No. 333-198936), and incorporated by reference herein.

(5)	Previously filed as Exhibit 10.10(a) to the Registrant’s Registration Statement on Form S-1, as amended, originally filed with the SEC on September 25, 2014 (File No. 333-198936), and incorporated by reference herein.

(6)	Previously filed as Exhibit 10.10(b) to the Registrant’s Registration Statement on Form S-1, as amended, originally filed with the SEC on September 25, 2014 (File No. 333-198936), and incorporated by reference herein.

(7)	Previously filed as Exhibit 10.11(a) to the Registrant’s Registration Statement on Form S-1, as amended, originally filed with the SEC on September 25, 2014 (File No. 333-198936), and incorporated by reference herein.

(8)	Previously filed as Exhibit 10.11(b) to the Registrant’s Registration Statement on Form S-1, as amended, originally filed with the SEC on September 25, 2014 (File No. 333-198936), and incorporated by reference herein.

(9)	Previously filed as Exhibit 10.11(c) to the Registrant’s Registration Statement on Form S-1, as amended, originally filed with the SEC on September 25, 2014 (File No. 333-198936), and incorporated by reference herein.

(10)	Previously filed as Exhibit 10.11(d) to the Registrant’s Registration Statement on Form S-1, as amended, originally filed with the SEC on September 25, 2014 (File No. 333-198936), and incorporated by reference herein.

(11)	Previously filed as Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1, as amended, originally filed with the SEC on September 25, 2014 (File No. 333-198936), and incorporated by reference herein.